EXHIBIT 99.1 NEWS RELEASE
INVESTOR RELATIONS CONTACTS:
J. Eric Bjornholt – CFO	(480) 792-7804
Gordon Parnell – Vice President of Business Development
and Investor Relations	(480) 792-7374

MICROCHIP TECHNOLOGY TERMINATES CONSIDERATION
OF POTENTIAL ACQUISITION OF ATMEL

CHANDLER, Arizona – February 10, 2009 – (NASDAQ: MCHP) – Microchip Technology Incorporated, a leading provider of microcontroller and analog semiconductors, today announced that it is terminating its consideration of a potential transaction with Atmel Corporation (NASDAQ: ATML) and is withdrawing the slate of directors it had nominated previously for election at Atmel’s next annual meeting of shareholders.

“The global economy and the semiconductor business environment have deteriorated significantly since Microchip first made an offer of $5 per share on October 1, 2008.  Based on actual results and Atmel’s first quarter 2009 guidance, Atmel’s revenue will have declined more than 30% since then and the company is expected to lose money.  In light of the economic uncertainty and the lack of visibility that continues to exist with respect to Atmel’s business, Microchip is no longer able to put a value on Atmel.  Microchip will therefore terminate consideration of a potential acquisition of Atmel,” said Steve Sanghi, President, CEO and Chairman of Microchip.

Microchip Technology Incorporated is a leading provider of microcontroller and analog semiconductors, providing low-risk product development, lower total system cost and faster time to market for thousands of diverse customer applications worldwide.  Headquartered in Chandler, Arizona, Microchip offers outstanding technical support along with dependable delivery and quality.  For more information, visit the Microchip Web site at www.microchip.com.

The Microchip name and logo are registered trademarks of Microchip Technology Incorporated in the U.S.A and in other countries.

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Microchip Technology Incorporated 2355 West Chandler Blvd.   Chandler, AZ 85224-6199   Main Office 480•792•7200 FAX 480•899•9210